SECOND AMENDMENT, dated as of November 22, 2016 (this “Amendment”), to the Third Amended and Restated Registration Rights Agreement, dated as of April 4, 2014, by and among Athene Holding Ltd., a Bermuda exempted company limited by shares (the “Company”), and the shareholders party thereto (the “Shareholders”), as amended by amendment No. 1 thereto, dated as of October 6, 2015 (together, the “Registration Rights Agreement”).

W I T N E S S E T H:

WHEREAS, the Company and the Shareholders desire to amend the Registration Rights Agreement to reflect certain modified terms as set forth below.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound, the parties hereby agree as follows:

1.	All capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Registration Rights Agreement.

2.	Section 4(a) of the Registration Rights Agreement is hereby amended as follows:

(a)	The 6th line of Section 4(a), shall now include “, Investor Shares, Management Shares and/or Other Shares” immediately after “Primary Shares”; and

(b)	Section 4(a)(i) shall now include“, if any” immediately after “Primary Shares”.

3.	Clause (ii) of Section 6(g) of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

“(ii) each Apollo Person shall be entitled to pledge, hypothecate or otherwise assign any or all of its Apollo Person Lock-up Shares in connection with the securing of any loan, credit facility or other financing (including any refinancing, modification, amendment or restatement thereof) from an established, bona fide commercial bank or other lending institution.”

4.	Clause (ii) of Section 6(h) of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

“(ii) each Athene Management Person shall be entitled to pledge, hypothecate or otherwise assign any or all of its Athene Management Person Lock-up Shares in connection with the securing of any loan, credit facility or other financing (including any refinancing, modification, amendment or restatement thereof) from an established, bona fide commercial bank or other lending institution and”

5.	Clause (i) of Section 6(i) of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

“(i) shall be entitled to pledge, hypothecate or otherwise assign any or all of its Effective Shares (such Effective Shares, “Athene Employee Shares”) in connection with the securing of any loan, credit facility or other financing (including any refinancing, modification, amendment or restatement thereof) from an established, bona fide commercial bank or other lending institution and”

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

6.	New Clause 6(j) of the Registration Rights Agreement is hereby added as follows: “(j) Notwithstanding anything to the contrary contained herein, including
Sections 6(f), 6(g) and 6(h) of this Agreement and the applicable two year and four hundred and fifty (450) day periods contained therein, the Lock-up Period applicable to any (i) Apollo Person Lock-up Shares, (ii) Athene Management Person Lock-up Shares and (iii) Apollo Lock-up Shares held by any director, officer or employee of AGM and its Affiliates, either directly or through a corporation, limited liability company, limited partnership or trust created for the benefit of such individual or one or more of such individual’s parents, spouse, siblings or descendants, in each case, shall expire on the sooner of (x) the date that is four hundred and fifty (450) days following the Registration Date and (y) the latest Lock-up Expiration Date applicable to Investor Shares as set forth in Section 6(a) as such Lock-up Expiration Date may be amended, modified or waived from time to time by the Company in accordance with such Section 6(a). Notwithstanding anything to the contrary herein or otherwise, the Company hereby waives any applicable Lock-Up Period and related restrictions on transfer with respect to Effective Shares held by AGM, its Affiliates or any investment funds or accounts for which AGM or its Affiliates act as the general partner and/or manager, including, for the avoidance of doubt, but not limited to, AP Alternative Assets, L.P., AAA Guarantor-Athene, L.P., AAA Investments, L.P., AAA Associates, L.P., Stanhope Life, L.P., Stanhope Life II, L.P. and Stanhope Life Advisors, L.P. (collectively, “AGM Carry-Related Entities”) solely to the extent such Effective Shares are being sold, distributed or transferred by any AGM Carry-Related Entity in connection with the payment of carried interest, incentive allocations, expenses and/or management fees to AGM, its Affiliates or one or more AGM Carry-Related Entities.”

7.	Section 18 of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

“The Company may not assign any rights hereunder without the consent of the holders of a majority of the Registrable Shares.”

8.
This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

9.
This Amendment shall become effective as of the date hereof. From and after the date hereof, all references in the Registration Rights Agreement to the Registration Rights Agreement shall be deemed to be references to the Registration Rights Agreement as modified hereby.

10.	This Amendment may be executed in any number of counterparts, each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the undersigned , having obtained the required consents under the Registration Rights Agreement, have duly executed this Agreement as of the above written date.

ATHENE HOLDING LTD.

By:	/s/ Tab Shanafelt
	Name:	Tab Shanafelt
	Title:	SVP, Legal & Corporate Secretary

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT